Exhibit 99.1

NEWS RELEASE

Sylvamo 2024 Earnings Per Share Increases 21%, Adjusted Operating Earnings Per Share Up 14% as Company Generates Strong Cash Flow

MEMPHIS, Tenn. – Feb. 12, 2025 – Sylvamo (NYSE: SLVM), the world’s paper company, is releasing fourth quarter 2024 earnings.

Financial Highlights – 2024 Full Year vs. 2023 Full Year

•Net income of $302 million ($7.18 per diluted share) vs. $253 million ($5.93 per diluted share)
•Adjusted operating earnings1 of $312 million ($7.42 per diluted share) vs. $278 million ($6.51 per diluted share)
•Adjusted EBITDA2 of $632 million (17% margin) vs. $607 million (16% margin)
•Cash provided by operating activities of $469 million vs. $504 million
•Free cash flow3 of $248 million vs. $294 million

Additional Highlights – 2024 Full Year

•Achieved 23% return on invested capital4
•Reinvested $221 million in capital expenditures
•Paid $154 million in debt, ending the year with $591 million in net debt
•Paid dividends totaling $62 million
•Repurchased approximately $68 million of our common stock, resulting in 40.6 million shares outstanding as of Dec. 31

Financial Highlights – Fourth Quarter vs. Third Quarter

•Net income of $81 million ($1.94 per diluted share) vs. $95 million ($2.27 per diluted share)
•Adjusted operating earnings of $82 million ($1.96 per diluted share) vs. $102 million ($2.44 per diluted share)
•Adjusted EBITDA of $157 million (16% margin) vs. $193 million (20% margin)
•Cash provided by operating activities of $164 million vs. $163 million
•Free cash flow of $100 million vs. $119 million

Commercial and Operational Highlights – Fourth Quarter vs. Third Quarter

•Price and mix was unfavorable by $18 million driven by pulp and paper price decreases in Europe (40% of the variance) and mix in North America (30% of the variance)
•Volume improved by $6 million due to seasonality in Latin America
•Operations and other costs improved by $2 million
•Planned maintenance outage expenses increased by $17 million
•Input and transportation costs increased by $9 million, primarily driven by higher transportation and seasonally higher energy prices

First Quarter Outlook

•Adjusted EBITDA of $85 million to $105 million
•Compared to the fourth quarter:
◦Price and mix are expected to decrease by $10 million to $15 million due to paper price decreases in Europe and in our Brazilian export regions, as well as seasonally unfavorable mix in Latin America. These decreases are projected to be partially offset by the realization of paper price increases communicated to customers in North America and Brazil in the fourth quarter.

Exhibit 99.1
◦Volume is projected to decrease by $20 million to $25 million, driven by the seasonally weakest demand quarter in Latin America and lower volume in North America from the Georgetown mill exit
◦Operations and other costs are expected to be stable to increasing up to $5 million
◦Input and transportation costs are projected to increase by $5 million to $10 million primarily due to seasonally higher energy prices in North America
◦Total planned maintenance outage expenses are expected to increase by $15 million
•We expect quarterly earnings to improve throughout the year as we benefit from seasonally stronger volume and realize the price increases we are currently implementing. We also have less maintenance outage expenses in the second half of the year, with about 80% of our planned maintenance outages in the first half of the year.

Management Summary from Chairman and Chief Executive Officer Jean-Michel Ribiéras

In 2024, we earned $632 million in adjusted EBITDA, a 17% margin, and generated $248 million of free cash flow. We returned $130 million in cash to shareowners, representing 52% of free cash flow, exceeding our 40% commitment.

We have $82 million remaining on our $150 million share repurchase authorization from September 2023. Our board of directors also declared a first quarter dividend of $0.45 per share, which we paid Jan. 24th.

Our strong cash flow and $60 million received from escrow allowed us to pay down $154 million in debt in 2024, ending the year with $591 million in net debt.

Our structural cost reduction program, Project Horizon, made significant progress streamlining manufacturing, supply chain and overhead costs throughout 2024. Before inflation, we exceeded our $110 million year end run rate savings goal by $34 million, achieving $144 million in run rate savings.

On Dec. 31, we mutually terminated a supply agreement for uncoated freesheet, bristols and specialty papers from International Paper’s Georgetown, South Carolina, mill. We will continue to optimize by leveraging strategic initiatives to simplify the business, unlock efficiencies and drive earnings growth.

In 2024, we invested $221 million in our low-cost assets. We will continue executing our strategy by focusing on uncoated freesheet and investing to strengthen our competitive advantages, which will grow earnings and cash flow.

We plan to invest approximately $145 million in high-return capital projects to reduce costs and significantly enhance the capabilities of our most competitive mill in North America, located in Eastover, South Carolina. These investments will occur over the next three years, starting this year, with most of the capital spending in 2026. They will improve our uncoated freesheet mix and processes from the woodyard to our finished products.

Once completed, the combined projects should have an internal rate of return greater than 30% and increase adjusted EBITDA by more than $50 million annually, resulting in additional cash flow.

•We plan to invest approximately $100 million to speed up one of our paper machines by the end of 2026, modernizing it to the same world class level as the mill’s other machine. The investment will allow us to produce approximately 60,000 additional short tons of uncoated freesheet annually.

•We also plan to invest roughly $45 million for a new replacement sheeter. The state-of-the-art cutsize sheeter will be online by late 2026, lowering costs and adding flexibility to service customers.

We are also entering a 20-year partnership to outsource our Eastover woodyard operations. The external provider will invest capital to install, operate and maintain the woodyard. This will enable more efficient, reliable, cost-effective wood processing and additional flexibility. It will also allow us to avoid approximately $75 million in capital spending over the next five years.

1 Adjusted Operating Earnings (non-GAAP) are net income (GAAP), net of tax and net special items. Management uses this measure to focus on ongoing operations and believes it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. The Company believes that using this information, along with net income, provides for a more complete analysis of the results of operations. Net income is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Consolidated Statement of Operations and related notes included later in this release.

2 Adjusted EBITDA (non-GAAP) is net income (GAAP), net of tax, plus the sum of income taxes, net interest expense (income), depreciation, amortization and cost of timber harvested, stock-based compensation, and, when applicable for the periods reported, net special items. Management uses this measure in managing the operating performance of our business and believes that Adjusted EBITDA and Adjusted EBITDA Margin provide investors and analysts meaningful insights into our operating performance and Adjusted EBITDA is a relevant metric for the third-party debt. The Company believes that using this

Exhibit 99.1
information, along with net income, provides for a more complete analysis of the results of its operations. Net income is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Consolidated Statement of Operations and related notes included later in this release.

3 Free Cash Flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operating activities. Management utilizes this measure in connection with managing our business and believes that Free Cash Flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet and service debt, and return cash to shareowners. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures. Free Cash Flow also enables investors to perform meaningful comparisons between past and present periods.

4 Return on Invested Capital (“ROIC”) is a non-GAAP measure presented as a supplemental measure of our performance. Management believes that ROIC is useful because it measures how effectively and efficiently we use the capital invested in our business. ROIC = Adjusted Operating Earnings Before Interest / Average Invested Capital. Invested Capital = Equity plus total debt minus cash and temporary investments. The Average Invested Capital is calculated as a simple average for the two most recent fiscal years.

Select Financial Measures

(In millions)	Fourth Quarter 2024	Third Quarter 2024	Fourth Quarter 2023
Net Sales	$970	$965	$964
Net Income	81	95	49
Business Segment Operating Profit	109	150	77
Adjusted Operating Earnings	82	102	49
Adjusted EBITDA	157	193	117
Cash Provided By Operating Activities	164	163	167
Free Cash Flow	100	119	104
Segment Information

Sylvamo uses business segment operating profit to measure the earnings performance of its businesses and is calculated as set forth in footnote (g) under the "Sales and Earnings by Business Segment" table (page 8). Fourth quarter 2024 net sales by business segment and operating profit by business segment compared with the third quarter of 2024 and the fourth quarter of 2023 are as follows:

Business Segment Results

(In millions)	Fourth Quarter 2024	Third Quarter 2024	Fourth Quarter 2023
Net Sales by Business Segment
Europe	$194	$194	$197
Latin America	266	247	288
North America	514	532	496
Inter-segment Sales	(4)	(8)	(17)
Net Sales	$970	$965	$964
Operating Profit by Business Segment
Europe	$3	$3	$(23)
Latin America	50	49	48
North America	56	98	52
Business Segment Operating Profit	$109	$150	$77
Operating profits in the fourth quarter of 2024:

Europe - $3 million compared with $3 million in the third quarter of 2024. Earnings were flat due to lower operating costs, lower unabsorbed costs from economic downtime and lower planned maintenance outages which offset unfavorable price and mix and higher input costs.

Exhibit 99.1
Latin America - $50 million compared with $49 million in the third quarter of 2024. Earnings were slightly higher due to higher volumes which offset higher operating costs, unfavorable price and mix and higher input costs.

North America - $56 million compared with $98 million in the third quarter of 2024. Earnings were lower due to higher planned maintenance outages, unfavorable price and mix, lower volumes and higher operating and input costs partially offset by lower unabsorbed costs due to economic downtime.

Effective Tax Rate

The reported effective tax rate for the fourth quarter of 2024 was 19%, compared to 28% for the third quarter of 2024. The lower rate for the fourth quarter was due to the mix of earnings in our regions, favorable return to accruals and the purchase of tax credits.

Excluding net special items, the effective tax rate for the fourth quarter of 2024 was 19%, compared with 28% for the third quarter of 2024.

The effective tax rate excluding net special items is a non-GAAP financial measure and is calculated by adjusting the income tax provision and rate to exclude the tax effect at the applicable statutory rate of net special items. Management believes that this presentation provides useful information to investors by providing a more meaningful comparison of the income tax rate between past and present periods.

Effects of Net Special Items

Net special items in the fourth quarter of 2024 amounted to a net after-tax charge of $1 million ($0.02 per diluted share), compared with a net after-tax charge of $7 million ($0.17 per diluted share) in the third quarter of 2024.

Earnings Webcast

The company will host an audio webcast at 10 a.m. EST / 9 a.m. CST. All interested parties are invited to listen at investors.sylvamo.com.

Parties who wish to participate should call 800-715-9871 (U.S.) or +1-646-307-1963 (international) and use access code 2859530. Participants should call in no later than 9:45 a.m. EST / 8:45 a.m. CST.

Replays are available at investors.sylvamo.com for one year and by phone for one week. To listen by phone, call 800-770-2030 (U.S.) or +1-609-800-9909 (international) and use access code 2859530.

Investor Contact: Hans Bjorkman, 901-519-8030, hans.bjorkman@sylvamo.com
Media Contact: Adam Ghassemi, 901-519-8115, adam.ghassemi@sylvamo.com

About Sylvamo

Sylvamo Corporation (NYSE: SLVM) is the world's paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 6,500 colleagues. Net sales for 2024 were $3.8 billion. For more information, please visit Sylvamo.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the information under the headings "First Quarter Outlook" and "Management Summary from Chairman and Chief Executive Officer Jean-Michel Ribiéras." Any or all forward-looking statements may turn out to be incorrect, and our actual actions and results could differ materially from what they express or imply, because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. These risks, uncertainties, and other factors include those disclosed in the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended Dec. 31, 2023, filed with the U.S. Securities and Exchange Commission (SEC) and in our subsequent filings with the SEC, available on our website, Sylvamo.com. These forward-looking statements reflect our current expectations, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SYLVAMO CORPORATION
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended December 31,				Three Months Ended September 30, 2024		Twelve Months Ended December 31,
	2024		2023				2024		2023
Net Sales	$970		$964		$965		$3,773		$3,721
Costs and Expenses
Cost of products sold	733		762	(h)	700		2,833	(c)	2,809	(h)
Selling and administrative expenses	81	(a)	87	(i)	74	(e)	311	(a)	343	(i)
Depreciation, amortization and cost of timber harvested	44	(b)	38		39	(f)	159	(b)	143
Taxes other than payroll and income taxes	5		4		6		26		23
Interest expense (income), net	7		6	(j)	14	(g)	39	(d)	34	(j)
Income Before Income Taxes	100		67		132		405		369
Income tax provision	19		18		37		103		116	(k)
Net Income	$81		$49		$95		$302		$253
Earnings Per Share
Basic	$1.98		$1.18		$2.32		$7.35		$6.02
Diluted	$1.94		$1.16		$2.27		$7.18		$5.93
Average Shares of Common Stock Outstanding - Diluted	42		42		42		42		42
The accompanying notes are an integral part of this consolidated statement of operations.

Three Months and Twelve Months Ended December 31, 2024

(a) Includes a pre-tax loss of $1 million ($0 million after taxes) and $3 million ($2 million after taxes) for certain severance costs related to our salaried workforce for the three and twelve months ended December 31, 2024, respectively, and a pre-tax gain of $1 million ($0 million after taxes) for the three and twelve months ended December 31, 2024 for other items. Also includes pre-tax loss of $2 million ($1 million after taxes) for the twelve months ended December 31, 2024, for integration costs related to the Nymölla acquisition, and a pre-tax loss of $2 million ($1 million after taxes) for legal fees related to the Brazil Tax Dispute for the twelve months ended December 31, 2024.

(b) Includes pre-tax loss of $2 million ($1 million after taxes) and $3 million ($2 million after taxes) for the three and twelve months ended December 31, 2024, respectively, related to forest fires in Brazil.

(c)    Includes pre-tax gain of $1 million ($1 million after taxes) for the twelve months ended December 31, 2024, to adjust the recognition of a foreign value-added tax refund in Brazil. Also includes pre-tax loss of $1 million ($1 million after taxes) for the twelve months ended December 31, 2024, for other charges.

(d)    Includes pre-tax loss of $5 million ($4 million after taxes) for the twelve months ended December 31, 2024, related to debt extinguishment costs.
Three Months Ended September 30, 2024

(e) Includes pre-tax loss of $2 million ($1 million after taxes) for legal fees related to the Brazil Tax Dispute. Also includes pre-tax loss of $1 million ($1 million after taxes) for certain severance costs related to our salaried workforce.

(f) Includes pre-tax loss of $1 million ($1 million after taxes) related to forest fires in Brazil.

(g)    Includes pre-tax loss of $5 million ($4 million after taxes) related to debt extinguishment costs.

Three Months and Twelve Months Ended December 31, 2023

(h) Includes a pre-tax gain of $5 million ($4 million after taxes) for the three months and twelve months ended December 31, 2023, to adjust the recognition of a foreign value-added tax refund in Brazil, a pre-tax loss of $3 million ($2 million after taxes) for the twelve months ended December 31, 2023, for certain severance costs related to our salaried workforce and incremental expense of $9 million ($7 million after taxes) for the twelve months ended December 31, 2023, related to the impact of the step-up of acquired Nymölla inventory sold during the first quarter.

(i) Includes a pre-tax loss of $10 million ($8 million after taxes) for the twelve months ended December 31, 2023, for certain severance costs related to our salaried workforce. Also includes pre-tax loss of $9 million ($7 million after taxes) for the three months ended December 31, 2023, and a pre-tax loss of $17 million ($13 million after taxes) for the twelve months ended December 31, 2023, for transaction and integration costs related to the Nymölla acquisition. Finally, includes a pre-tax loss of $4 million ($3 million after taxes) for the twelve months ended December 31, 2023 for professional and legal fees related to negotiations resulting in a shareholder cooperation agreement.

(j) Includes a pretax gain of $4 million ($4 million after taxes) for the three months and twelve months ended December 31, 2023, to adjust interest income associated with the recognition of a foreign value-added tax refund in Brazil. Also includes $9 million ($6 million after taxes) of interest income related to tax settlements and a pre-tax loss of $5 million ($4 million after taxes) related to debt extinguishment costs for the twelve months ended December 31, 2023.

(k)    Includes a $2 million tax expense for the twelve months ended December 31, 2023 related to a change in valuation allowances for certain deferred tax assets.

SYLVAMO CORPORATION
Reconciliation of Net Income to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended December 31,		Three Months Ended September 30, 2024	Twelve Months Ended December 31,
	2024	2023		2024	2023
Net Income	$81	$49	$95	$302	$253
Add back: Net special items expense (income)	1	—	7	10	25
Adjusted Operating Earnings	$82	$49	$102	$312	$278

	Three Months Ended December 31,		Three Months Ended September 30, 2024	Twelve Months Ended December 31,
	2024	2023		2024	2023
Diluted Earnings Per Common Share as Reported	$1.94	$1.16	$2.27	$7.18	$5.93
Add back: Net special items expense (income)	0.02	—	0.17	0.24	0.58
Adjusted Operating Earnings Per Share	$1.96	$1.16	$2.44	$7.42	$6.51

SYLVAMO CORPORATION
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended December 31,		Three Months Ended September 30, 2024	Twelve Months Ended December 31,
	2024	2023		2024	2023
Europe	$194	$197	$194	$801	$821
Latin America	266	288	247	974	1,006
North America	514	496	532	2,029	1,951
Inter-segment Sales	(4)	(17)	(8)	(31)	(57)
Net Sales	$970	$964	$965	$3,773	$3,721

Operating Profit by Business Segment

	Three Months Ended December 31,				Three Months Ended September 30, 2024		Twelve Months Ended December 31,
	2024		2023				2024		2023
Europe	$3		$(23)		$3		$10		$(25)
Latin America	50		48		49		150		197
North America	56		52		98		293		269
Business Segment Operating Profit	$109		$77		$150		$453		$441

Income Before Income Taxes	$100		$67		$132		$405		$369
Interest expense (income), net	7		6	(e)	14	(c)	39	(b)	34	(e)
Net special items expense (income)	2	(a)	4	(f)	4	(d)	9	(a)	38	(f)
Business Segment Operating Profit (g)	$109		$77		$150		$453		$441

Three and Twelve Months Ended December 31, 2024

(a) Includes pre-tax loss of $2 million ($1 million after taxes) and $3 million ($2 million after taxes) for the three and twelve months ended December 31, 2024, respectively, related to forest fires in Brazil, a pre-tax loss of $1 million ($0 million after taxes) and $3 million ($2 million after taxes) for certain severance costs related to our salaried workforce for the three and twelve months ended December 31, 2024, respectively, and a pre-tax gain of $1 million ($0 million after taxes) for the three and twelve months ended December 31, 2024 for other items. Also includes pre-tax loss of $2 million ($1 million after taxes) for the twelve months ended December 31, 2024, for integration costs related to the Nymölla acquisition, a pre-tax loss of $2 million ($1 million after taxes) for legal fees related to the Brazil Tax Dispute for the twelve months ended December 31, 2024, a pre-tax gain of $1 million ($1 million after taxes) to adjust the recognition of a foreign value-added tax refund in Brazil for the twelve months ended December 31, 2024 and a pre-tax loss of $1 million ($1 million after taxes) for other charges for the twelve months ended December 31, 2024.

(b) Includes pre-tax loss of $5 million ($4 million after taxes) for the twelve months ended December 31, 2024, related to debt extinguishment costs.

Three Months Ended September 30, 2024

(c) Includes pre-tax loss of $5 million ($4 million after taxes) related to debt extinguishment costs.

(d) Includes pre-tax loss of $2 million ($1 million after taxes) for legal fees related to the Brazil Tax Dispute, a pre-tax loss of $1 million ($1 million after taxes) related to forest fires in Brazil and a pre-tax loss of $1 million ($1 million after taxes) for certain severance costs related to our salaried workforce.

Three Months and Twelve Months Ended December 31, 2023

(e) Includes a pretax gain of $4 million ($4 million after taxes) for the three months and twelve months ended December 31, 2023, to adjust interest income associated with the recognition of a foreign value-added tax refund in Brazil. Also includes $9 million ($6 million after taxes) of interest income related to tax settlements and a pre-tax loss of $5 million ($4 million after taxes) related to debt extinguishment costs for the twelve months ended December 31, 2023.

(f) Includes a pre-tax gain of $5 million ($4 million after taxes) for the three months and twelve months ended December 31, 2023, to adjust the recognition of a foreign value-added tax refund in Brazil and a pre-tax loss of $9 million ($7 million after taxes) for the three months ended December 31, 2023, and a pre-tax loss of $17 million ($13 million after taxes) for the twelve months ended December 31, 2023, for transaction and integration costs related to the Nymölla acquisition. Also includes pre-tax loss of $13 million ($10 million after taxes) for the twelve months ended December 31, 2023, for certain severance costs related to our salaried workforce. Finally, includes a pre-tax loss of $4 million ($3 million after taxes) for professional and legal fees related to negotiations resulting in a shareholder cooperation agreement and incremental expense of $9 million ($7 million after taxes) related to the impact of the step-up of acquired Nymölla inventory sold during the first quarter for the twelve months ended December 31, 2023.

(g) As set forth in the chart above, business segment operating profit is defined as income before income taxes, but excluding net interest expense (income) and net special items. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments.

Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITDA Margin
Preliminary and Unaudited
(In millions)

	Three Months Ended December 31,		Three Months Ended September 30, 2024	Twelve Months Ended December 31,
	2024	2023		2024	2023
Net Income	$81	$49	$95	$302	$253
Adjustments:
Income tax provision	19	18	37	103	116
Interest expense (income), net	7	6	14	39	34
Depreciation, amortization and cost of timber harvested	44	38	39	159	143
Stock-based compensation	6	2	5	23	23
Net special items expense (income)	—	4	3	6	38
Adjusted EBITDA	$157	$117	$193	$632	$607
Net Sales	$970	$964	$965	$3,773	$3,721
Adjusted EBITDA Margin	16.2%	12.1%	20.0%	16.8%	16.3%

Adjusted EBITDA and Adjusted EBITDA Margin by Business Segment

	Three Months Ended December 31,		Three Months Ended September 30, 2024	Twelve Months Ended December 31,
	2024	2023		2024	2023
Adjusted EBITDA
Europe	$14	$(16)	$11	$47	$7
Latin America	70	67	69	228	271
North America	73	66	113	357	329
Total Business Segment Adjusted EBITDA	$157	$117	$193	$632	$607
Net Sales (excluding inter-segment sales eliminations)
Europe	$194	$197	$194	$801	$821
Latin America	266	288	247	974	1,006
North America	514	496	532	2,029	1,951
Total Business Segment Net Sales	$974	$981	$973	$3,804	$3,778
Adjusted EBITDA Margin
Europe	7%	(8)%	6%	6%	1%
Latin America	26%	23%	28%	23%	27%
North America	14%	13%	21%	18%	17%

SYLVAMO CORPORATION
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	December 31, 2024	December 31, 2023
Assets
Current Assets
Cash and temporary investments	$205	$220
Restricted cash	—	60
Accounts and notes receivable, net	429	428
Contract assets	26	27
Inventories	361	404
Other current assets	42	54
Total Current Assets	1,063	1,193
Plants, Properties and Equipment, Net	944	1,002
Forestlands	319	364
Goodwill	111	139
Right of Use Assets	58	58
Deferred Charges and Other Assets	109	116
Total Assets	$2,604	$2,872
Liabilities and Equity
Current Liabilities
Accounts payable	$375	$421
Notes payable and current maturities of long-term debt	22	28
Accrued payroll and benefits	79	63
Other current liabilities	206	183
Total Current Liabilities	682	695
Long-Term Debt	782	931
Deferred Income Taxes	152	189
Other Liabilities	141	156
Equity
Common stock, $1.00 par value, 200.0 shares authorized, 44.9 shares and 44.5 shares issued and 40.6 shares and 41.2 shares outstanding at December 31, 2024 and 2023, respectively	45	45
Paid-In Capital	71	48
Retained Earnings	2,455	2,222
Accumulated Other Comprehensive Loss	(1,490)	(1,256)
	1,081	1,059
Less: Common stock held in treasury, at cost, 4.3 shares and 3.3 shares at December 31, 2024 and December 31, 2023, respectively	(234)	(158)
Total Equity	847	901
Total Liabilities and Equity	$2,604	$2,872

SYLVAMO CORPORATION
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Twelve Months Ended December 31,
	2024	2023
Operating Activities
Net income	$302	$253
Depreciation, amortization, and cost of timber harvested	159	143
Deferred income tax provision (benefit), net	(7)	—
Stock-based compensation	23	23
Changes in operating assets and liabilities and other
Accounts and notes receivable	(47)	104
Inventories	25	6
Accounts payable and accrued liabilities	42	(73)
Other	(28)	48
Cash Provided By Operating Activities	469	504
Investing Activities
Invested in capital projects	(221)	(210)
Acquisition of business, net of cash acquired	—	(167)
Cash Provided By (Used for) Investing Activities	(221)	(377)
Financing Activities
Dividends paid	(62)	(57)
Issuance of debt	250	446
Reduction of debt	(407)	(526)
Repurchases of common stock	(69)	(70)
Other	(22)	(12)
Cash Provided By (Used for) Financing Activities	(310)	(219)
Effect of Exchange Rate Changes on Cash	(13)	12
Change in Cash, Temporary Investments and Restricted Cash	(75)	(80)
Cash, Temporary Investments and Restricted Cash
Beginning of the period	280	360
End of the period	$205	$280

SYLVAMO CORPORATION
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended December 31,		Three Months Ended September 30, 2024	Twelve Months Ended December 31,
	2024	2023		2024	2023
Cash Provided By Operating Activities	$164	$167	$163	$469	$504
Adjustments:
Cash invested in capital projects	(64)	(63)	(44)	(221)	(210)
Free Cash Flow	$100	$104	$119	$248	$294

SYLVAMO CORPORATION
Reconciliation of Return on Invested Capital
Preliminary and Unaudited
(In millions)

	2024	2023
Net Income	$302
Net special items expense (income)	10
Interest expense (income), net	39
Adjusted Operating Earnings Before Interest	$351
Total equity	$847	$901
Add: Long-term debt	782	931
Add: Notes payable and current maturities of long-term debt	22	28
Less: Cash, temporary investments and restricted cash	(205)	(280)
Total Invested Capital	$1,446	$1,580
Average Invested Capital	$1,513
Return on Invested Capital for the Twelve Months Ended December 31, 2024	23%

SYLVAMO CORPORATION
Reconciliation of Net Income to Adjusted EBITDA - First Quarter 2025 Outlook
Estimates
(In millions)

Three Months Ended March 31, 2025

Net Income	$20 - $34
Adjustments:
Income tax provision	8 - 14
Interest expense (income), net	8
Depreciation, amortization and cost of timber harvested	43
Stock-based compensation	6
Adjusted EBITDA	$85 - $105
The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as Sylvamo.

Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.